Exhibit 10.1

[Letterhead of Transatlantic Holdings, Inc.]

October __, 2008

[Name]
[Address]

                            Re:     Retention Bonus

Dear _____________:

In recognition of the contributions you have made to the success of Transatlantic Holdings, Inc. (the “Company”) and to induce you to remain employed with the Company, the Company has approved a special retention bonus for you equal to an aggregate amount of $________ (the “Retention Bonus”), to be payable in two (2) installments as provided below, subject to all of the terms and conditions of this letter agreement.

1. Entitlement to Payment; Effect of Termination of Employment. In order to receive an installment of the Retention Bonus, you must remain continuously employed by the Company from the date hereof through the applicable Vesting Date (as defined in Paragraph 2 below); provided, that, (i) if prior to July 15, 2009, your employment is terminated by the Company for any reason other than for “Cause” or “Disability” or is terminated by you for “Good Reason” (each such term as defined in Paragraph 6 below), the entire unpaid portion of the Retention Bonus shall be paid to you within ten (10) days of such termination and (ii) if prior to December 31, 2009, your employment is terminated by the Company for Cause or is terminated by you without Good Reason, you shall promptly return to the Company any portion of the Retention Bonus (including the amount of all withholdings that may have been deducted) you have received prior to the date of such termination.

2. Timing of Payment. Subject to the provisions of Paragraph 1 above, you shall be paid 60% of your Retention Bonus in a lump sum in cash within ten (10) days following the first Vesting Date and 40% in a lump sum in cash within ten (10) days following the second Vesting Date. “Vesting Date” shall mean each of December 15, 2008 and July 15, 2009.

3. Non-Competition Covenant. As consideration for the Company entering into this letter agreement, you hereby agree that, during your employment with the Company, and for the twelve (12) month period following your termination of employment for any reason, you shall not directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided that in no event shall ownership of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 3, so long as you do not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person offering property and casualty reinsurance including, without limitation, ceding companies and insureds. During the Restriction Period, upon request of the Company, you shall notify the Company of your then-current employment status.

4. Non-Solicitation Covenants. As consideration for the Company entering into this letter agreement, you hereby agree that, during your employment with the Company and for the twelve (12) month period following your termination of employment for any reason, you:

          (a) shall not, other than on behalf of the Company, directly or indirectly contact, induce or solicit (or assist any “Person” (as defined in Paragraph 6 below) to contact, induce or solicit) for employment any individual who is, or within six (6) months prior to the date of such solicitation was, an employee of the Company or any of its affiliates; and

          (b) shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company or any of its affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or any of its affiliates, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or any of its affiliates and any of its or their customers or clients.

          The provisions of Paragraphs 3 and 4 shall apply whether or not you receive and retain all or any portion of the Retention Bonus. You agree that any breach of the terms of Paragraph 3 or this Paragraph 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; also agree that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order, from any court with jurisdiction over you and the matter, to prevent such breach and/or threatened breach and/or continued breach by you and/or any and all Persons acting for and/or with you, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from you. You and the Company further agree that the provisions of the covenants contained in Paragraph 3 and this Paragraph 4 are reasonable and necessary to protect the business interests of the Company and its affiliates.

5. Excise Taxes. If (i) the aggregate value of all amounts and benefits due to you under this letter agreement or under any other arrangement with the Company would, if received by you in full and valued under Section 280G of the Internal Revenue Code of 1986, as from time to time amended (the “Code”), constitute “parachute payments” as defined in and under Section 280G of the Code (collectively, “280G Benefits”), and if (ii) the value of such aggregate amounts would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the value of the amounts you would receive, after all taxes, if you received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three times your “base amount” as defined in and under Section 280G of the Code, less $1.00, then (iii) such 280G Benefits shall (to the extent that the reduction of such 280G Benefits can achieve the intended result) be reduced or eliminated to the extent necessary so that the aggregate 280G Benefits received by you will not constitute parachute payments. Unless you have given prior written notice to the Company specifying a different order by which to effectuate the foregoing, the Company shall reduce or eliminate the amounts payable (x) by first reducing or eliminating the portion of the amounts payable in cash, (y) then by reducing or eliminating any non-cash payments. Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation. The determinations with respect to this Paragraph 5 shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be the Company’s regular independent auditor unless you and the Company mutually agree to the use of another nationally recognized United States public accounting firm.

6. Certain Definitions. For purposes of this letter agreement,

(a) “Cause” shall mean, whether occurring prior to, or on or after the date hereof:

(1) your failure to perform substantially your duties with the Company or any subsidiary of the Company (other than any such failure resulting from your incapacity due to physical or mental illness);

(2) your malfeasance or misconduct;

          (3) your knowing and material violation of a provision of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics, as such codes of conduct may be in effect from time to time, or other policies regarding behavior of employees; or

(4) the conviction of, or entry of a plea of guilty or no contest by you with respect to, a felony or any lesser crime of which fraud or dishonesty is a material element.

                  (b) “Disability” shall mean a period of medically determined physical or mental impairment that is expected to result in death or last for a period of not less than twelve (12) months during which you qualify for income replacement benefits under the Company’s long-term disability plan for at least three (3) months, or, if you do not participate in such a plan, a period of disability during which you are unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(c) “Good Reason” shall mean:

          (1) a diminution in your duties or responsibilities such that they are (or the assignment to you of any duties or responsibilities that are) inconsistent in any material and adverse respect with your then title or offices;

(2) a diminution in your titles or offices (including, if applicable, membership on the Board of Directors of the Company (the “Board”)) that is material and adverse to you;

(3) a material reduction by the Company in your rate of annual base salary; or

(4) a material reduction by the Company of your annual target bonus opportunity.

                  Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless (a) you gives written notice to the Company of termination of employment within thirty (30) days after you first become aware of the occurrence of the circumstances constituting Good Reason, specifying in detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and (b) your “separation from service” (within the meaning of Code section 409A) occurs no later than December 31, 2009.

                  (d) “Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof.

7. Miscellaneous Provisions

                  (a) This letter agreement shall inure to the benefit of and be binding upon the Company and you and your respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and permitted assigns. Your rights under this letter agreement may not be sold, transferred or otherwise disposed and any such attempted sale, transfer or other disposition shall be void.

                  (b) The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment hereunder.

                  (c) The Company shall have the right to deduct from payments hereunder any taxes or other amounts required by law to be withheld.

                  (d) Nothing contained herein shall limit or affect in any manner or degree the normal and usual powers of the Company, exercised by the officers and the Board, to change your duties or the character of your employment or to remove you from the employment of the Company at any time, all of which rights and powers are expressly reserved.

                  (e) This letter agreement and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New York without giving effect to conflicts of laws principles thereof.

SIGNATURE PAGE FOLLOWS

TRANSATLANTIC HOLDINGS, INC.,

by

Name:
Title:

Agreed and Accepted:

Retention Letter Signature Page